EXHIBIT 99.1

Community West Bancshares Earns $1.2 Million, or $0.14 Per Diluted Share, in 2Q20; Declares Quarterly Cash Dividend of $0.045 Per Common Share; Provides COVID-19 Response Update

GOLETA, Calif., July 24, 2020 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported net income of $1.2 million, or $0.14 per diluted share, for the second quarter of 2020 (2Q20), compared to $1.6 million, or $0.19 per diluted share, for the first quarter of 2020 (1Q20), and $1.6 million, or $0.18 per diluted share, for the second quarter of 2019 (2Q19).  For the first six months of 2020, Community West reported net income of $2.8 million, or $0.32 per diluted share, compared to $3.1 million, or $0.36 per diluted share, for the first six months of 2019.

COVID-19 Pandemic Update

“Our second quarter earnings were affected by a number of items, including the impact of the Coronavirus pandemic on the economy, and the subsequent increase in our loan loss reserve,” stated Martin E. Plourd, President and Chief Executive Officer.  “Highlighting the quarter was net interest income growth and increased core deposits.  Additionally, we generated over 500 Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans to our customers for $75.1 million during the quarter which had a meaningful impact on loan and related deposit growth.  Gross PPP loan fees are estimated to be $2.8 million based on current loan forgiveness expectations.  The PPP income will be recorded as loans are repaid.”

“The effect of the pandemic on our employees, customers and communities remains our primary concern and we believe the full economic impact has yet to be realized” Plourd continued. “Since the start of the pandemic, we have maintained all branch activity, taking conservative measures to keep our employees, customers, and communities safe.  Currently, approximately 40% of our employees are working remotely while keeping our high level of customer service.  We are intently focused on assessing the risks in our loan portfolio and working with our customers to minimize losses. We have implemented a loan modification program, in line with regulatory guidance, allowing impacted customers to defer loan payments.”  As of June 30, 2020, requests to defer loan payments totaled approximately $156 million or 18% of the Bank’s total loan portfolio.

The industries most heavily impacted include retail, healthcare, hospitality, schools and energy.  The Company’s management team has evaluated the loans related to the affected industries and at June 30, 2020, the Bank’s loans to these industries were $187.3 million which is 21.9% of our $856.0 million loan portfolio.

Importantly, of the selected industry loans, $1.7 million or 0.9% are on non-accrual.  Also, of the selected industries loans the classified loans are $12.1 Million or 6.5%.  Lastly, the Bank has accommodated $81.8 million of these loans with payment deferrals or 43.7% of the selected industries.  Additional detail by industry is included in the table below.

Sectors Under Focus (Excluding PPP Loans)
As of 6/30/20 (in thousands)	Ventura/Los Angeles Counties	Santa Barbara County	San Luis Obispo County	Other	Loans Outstanding (includes $11 million of guarantees)	$ Non- accrual	% Non- accrual	$ Classified	% Classified	$ Deferrals	% Deferral
Healthcare	$9,135	$9,695	$27,205	$2,431	$48,466	$1,657	3.42%	$2,025	4.18%	$14,232	29.36%
Senior/Assted Living Facilities	$1,695	$612	$20,779	$-	$23,086	$-	0.00%	$-	0.00%	$-	0.00%
Medical Offices	$5,332	$6,609	$5,806	$1,240	$18,987	$-	0.00%	$290	1.53%	$10,026	52.80%
General Healthcare	$2,108	$2,474	$620	$1,191	$6,393	$1,657	25.92%	$1,735	27.14%	$4,206	65.79%
Hospitality	$9,011	$16,446	$27,941	$2,209	$55,607	$3	0.01%	$1,673	3.01%	$40,197	72.29%
Lodging	$3,093	$12,497	$23,965	$1,593	$41,148	$-	0.00%	$-	0.00%	$33,229	80.75%
Restaurants	$5,918	$615	$3,976	$616	$11,125	$3	0.03%	$1,673	15.04%	$6,968	62.63%
RV-Mobile Home Parks	$-	$3,334	$-	$-	$3,334	$-	0.00%	$-	0.00%	$-	0.00%
Retail Commercial Real Estate	$23,590	$16,991	$9,980	$8,275	$58,836	$25	0.04%	$8,415	14.30%	$24,405	41.48%
Retail Services	$5,242	$5,948	$6,072	$5,724	$22,986	$-	0.00%	$19	0.08%	$2,844	12.37%
Schools	$-	$50	$1,088	$107	$1,245	$-	0.00%	$-	0.00%	$-	0.00%
Energy	$149	$-	$-	$-	$149	$-	0.00%	$-	0.00%	$149	100.00%

Second Quarter 2020 Financial Highlights:

  Net income was $1.2 million, or $0.14 per diluted share, in 2Q20, compared to $1.6 million, or $0.19 per diluted share in 1Q20, and $1.6 million, or $0.18 per diluted share in 2Q19.
  Net interest income was $8.8 million for the quarter, compared to $8.5 million for 1Q20, and $8.5 million for 2Q19.
  Provision for loan losses was $762,000 for the quarter, compared to $392,000 for 1Q20, and $177,000 for 2Q19. The resulting allowance was 1.34% of total loans held for investment at June 30, 2020 (excluding the $75.1 million of PPP loans which are 100% guaranteed by the SBA).
  Net interest margin was 3.72% for 2Q20, compared to 3.97% for 1Q20, and 4.07% for 2Q19.
  Total demand deposits increased $96.0 million to $504.0 million at June 30, 2020, compared to $408.0 million at March 31, 2020, and increased $47.7 million compared to $456.3 million at June 30, 2019.  Total demand deposits represented 67.2% of total deposits at June 30, 2020.
  Non-interest-bearing demand deposits increased $71.5 million to $192.8 million at June 30, 2020, compared to $121.3 million at March 31, 2020 and increased $80.3 million compared to $112.5 million at June 30, 2019.
  Total loans increased $74.0 million during the quarter to $856.0 million at June 30, 2020, compared to $782.0 million at March 31, 2020, and increased $67.1 million from $788.9 million at June 30, 2019.
  Book value per common share increased to $9.93 at June 30, 2020, compared to $9.82 at March 31, 2020, and $9.19 at June 30, 2019.
  Total risked-based capital improved to 11.63% for the Bank at June 30, 2020, compared to 11.60% at March 31, 2020 and 10.67% at June 30, 2019.
  Net non-accrual loans of $2.6 million at June 30, 2020 and at March 31, 2020, compared to $3.0 million at June 30, 2019.
  Other assets acquired through foreclosure, net was $2.7 million at June 30, 2020 and at March 31, 2020, compared to $1.1 million at June 30, 2019.

Income Statement

Net interest income was $8.8 million in 2Q20 compared to $8.5 million in 1Q20 and $8.5 million in 2Q19, primarily due to decreased deposit costs.  In the first six months of 2020, net interest income increased 3.1% to $17.2 million, compared to $16.7 million in the first six months of 2019.

Non-interest income was $640,000 in 2Q20, compared to $950,000 in 1Q20, and $692,000 in 2Q19.  Other loan fees were $283,000 for 2Q20 a 17% decline compared to $341,000 for 1Q20, and a 5.2% increase compared to 2Q19.  Gain on sale of loans was $97,000 in 2Q20 compared to $190,000 in the preceding quarter.  There were no gains on sales of loans in 2Q19.  Non-interest income increased 22.7% to $1.6 million in the first six months of 2020 compared to $1.3 million in the first six months of 2019.

Second quarter net interest margin was 3.72%, compared to 3.97% in 1Q20, and 4.07% in 2Q19.  “The 150-basis point reduction in interest rates in March 2020 and the resulting effect on yields on earning assets contributed to the net interest margin decline during the quarter,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  In the first six months of 2020, the net interest margin was 3.84%, compared to 4.03% in the prior year period.

“While our asset quality at quarter end remained solid, we are being proactive in our approach to the COVID-19 pandemic and its impact on the local economy.  Consequently, we booked a $762,000 loan loss provision during the second quarter, which is higher than the provisions booked over the past few years,” said Thompson.  The provision for loan losses was $392,000 for 1Q20, and $177,000 for 2Q19.  The increase in the current quarter was primarily the result of management’s qualitative adjustment to reflect the estimated losses due to the current economic uncertainties and some growth in the loan portfolio.

Non-interest expense totaled $7.0 million in 2Q20, compared to $6.7 million in the preceding quarter and $6.8 million in 2Q19.  2Q20 included some additional pandemic related expenses.  In the first six months of 2020, non-interest expense was $13.7 million, compared to $13.5 million in the first six months of 2019.

Balance Sheet

Total assets increased $135.6 million, or 14.7%, to $1.06 billion at June 30, 2020, compared to $925.2 million at March 31, 2020 and increased $155.3 million, or 17.1%, compared to $905.6 million at June 30, 2019.  Total loans increased $74.0 million, or 9.5%, to $856.0 million at June 30, 2020, compared to $782.0 million at March 31, 2020, and increased $67.1 million, or 8.5% compared to $788.9 million at June 30, 2019.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up modestly from year ago levels to $392.8 million at June 30, 2020 and comprise 45.9% of the total loan portfolio.  Manufactured housing loans were up 5.6% from year ago levels to $267.3 million and represent 31.2% of total loans.  SBA PPP loans originated during the second quarter were $75.1 million at June 30, 2020 and represent 8.8% of total loans.  Commercial loans (which include agriculture loans) were down 12.4% from year ago levels to $95.1 million and represent 11.1% of the total loan portfolio.  The majority of this decrease was in the commercial agriculture portfolio as the Company has switched its production focus from on-balance sheet Federal Service Agency loans with guarantees to off-balance sheet Farmer Mac loans for which we receive servicing income for the life of the loan.

Total deposits were $750.2 million at June 30, 2020, compared to $711.6 million at March 31, 2020, and $765.1 million at June 30, 2019.  Non-interest-bearing demand deposits increased $71.5 million, or 59.0%, during the quarter to $192.8 million at June 30, 2020, compared to $121.3 million at March 31, 2020, and increased $80.3 million, or 71.4%, compared to $112.5 million at June 30, 2019.  Interest-bearing demand deposits increased $24.5 million to $311.3 million at June 30, 2020, compared to $286.7 million at March 31, 2020, and decreased $32.6 million compared to $343.8 million at June 30, 2019.  Certificates of deposit, which include brokered deposits, decreased $59.3 million during the quarter to $228.2 million at June 30, 2020, compared to $287.6 million at March 31, 2020 and decreased $64.3 million compared to $292.5 million at June 30, 2019.  The reduction in deposits was due to divesting of some high-priced municipal funding to lower cost non-deposit funding sources.

Stockholders’ equity increased to $84.1 million at June 30, 2020, compared to $83.2 million at March 31, 2020, and $77.8 million at June 30, 2019.  Book value per common share increased to $9.93 at June 30, 2020, compared to $9.82 at March 31, 2020, and $9.19 at June 30, 2019.  In an effort to be conservative, the Company drew down $10 million on its line of credit in 1Q20, which can be down streamed to the Bank as additional capital if needed in the future.

Credit Quality

Management is closely monitoring credit metrics and performing stress testing on the Bank’s loan portfolio.  In addition, resources have been reallocated to credit administration to closely analyze higher risk segments within the portfolio, monitoring and tracking loan payment deferrals and customer liquidity, and provide timely reporting to management and the Board of Directors.  The management team continues to analyze economic conditions in its markets.  Based on the Company’s resources, capital levels, current economic climate, and underwriting policies, management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.

The Company recorded a provision for loan losses of $762,000 in 2Q20.  This compares to a provision for loan losses of $392,000 in 1Q20, and $177,000 in 2Q19.  The allowance for loan losses, including the reserve for undisbursed loans, was $10.1 million, or 1.22% of total loans held for investment, at June 30, 2020.  The allowance for loan losses was 1.34% of total loans held for investment at June 30, 2020 when excluding the $75.1 million of PPP loans, which are 100% guaranteed by the SBA.  Net non-accrual loans plus net other assets acquired through foreclosure were $5.3 million at June 30, 2020, which was unchanged from March 31, 2020.  Net non-accrual loans plus net other assets acquired through foreclosure were $4.1 million at June 30, 2019.

Net non-accrual loans totaled $2.6 million at June 30, 2020, which was unchanged from March 31, 2020.  Net non-accrual loans were $3.0 million a year ago.  Of the $2.6 million of net non-accrual loans at June 30, 2020, $1.5 million were commercial loans, $0.9 million were manufactured housing loans, $0.1 million were SBA loans, and $0.1 million were commercial real estate loans.

There was $2.7 million in other assets acquired through foreclosure as of June 30, 2020 and at March 31, 2020.  This compares to $1.1 million of other assets acquired through foreclosure at June 30, 2019.  The majority of this balance relates to one property of $2.5 million.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.045 per common share, payable August 31, 2020 to common shareholders of record on August 14, 2020.

Stock Repurchase Program

The Company did not repurchase shares during the second quarter of 2020, leaving $1.4 million available under the previously announced repurchase program.  The Company has suspended its repurchase program until further notice.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2020, Community West was awarded a “Premier” rating by The Findley Reports.  For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5 star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

Interest income
Loans, including fees	$10,585	$10,664	$10,907	$21,249	$21,448
Investment securities and other	192	311	460	503	944
Total interest income	10,777	10,975	11,367	21,752	22,392

Deposits	1,500	2,122	2,583	3,622	5,027
Other borrowings	496	390	286	886	644
Total interest expense	1,996	2,512	2,869	4,508	5,671
Net interest income	8,781	8,463	8,498	17,244	16,721
Provision (credit) for loan losses	762	392	177	1,154	120
Net interest income after provision for loan losses	8,019	8,071	8,321	16,090	16,601
Non-interest income
Other loan fees	283	341	269	624	476
Gains from loan sales, net	97	190	-	287	-
Document processing fees	108	124	124	232	211
Service charges	62	134	139	196	278
Other	90	161	160	251	331
Total non-interest income	640	950	692	1,590	1,296
Non-interest expenses
Salaries and employee benefits	4,574	4,398	4,318	8,972	8,699
Occupancy, net	776	758	768	1,534	1,550
Professional services	559	383	405	942	786
Data processing	260	283	201	543	425
Depreciation	206	208	218	414	431
FDIC assessment	133	144	154	277	324
Advertising and marketing	265	153	230	418	359
Stock-based compensation	95	85	97	180	192
Other	135	317	369	452	711
Total non-interest expenses	7,003	6,729	6,760	13,732	13,477
Income before provision for income taxes	1,656	2,292	2,253	3,948	4,420
Provision for income taxes	496	694	673	1,190	1,330
Net income	$1,160	$1,598	$1,580	$2,758	$3,090
Earnings per share:
Basic	$0.14	$0.19	$0.19	$0.33	$0.37
Diluted	$0.14	$0.19	$0.18	$0.32	$0.36

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2020	2020	2019	2019

Cash and cash equivalents	$4,679	$3,002	$2,539	$2,038
Interest-earning deposits in other financial institutions	142,823	86,663	80,122	55,143
Investment securities	24,221	23,909	25,563	30,414
Loans:
Commercial	95,114	98,365	101,485	108,599
Commercial real estate	392,789	391,207	385,642	391,293
SBA	13,013	13,330	14,777	17,560
Paycheck Protection Program (PPP)	75,149	-	-	-
Manufactured housing	267,343	263,484	257,247	253,250
Single family real estate	11,078	11,191	11,668	11,351
HELOC	3,918	4,196	4,531	6,696
Other (1)	(2,375)	223	213	159
Total loans	856,029	781,996	775,563	788,908

Loans, net
Held for sale	35,090	39,458	42,046	45,447
Held for investment	820,939	742,538	733,517	743,461
Less: Allowance for loan losses	(10,008)	(9,167)	(8,717)	(8,887)
Net held for investment	810,931	733,371	724,800	734,574
NET LOANS	846,021	772,829	766,846	780,021

Other assets	43,103	38,805	38,800	37,951

TOTAL ASSETS	$1,060,847	$925,208	$913,870	$905,567

Deposits
Non-interest-bearing demand	$192,806	$121,293	110,843	$112,463
Interest-bearing demand	311,266	286,736	314,278	343,841
Savings	17,862	16,016	15,689	16,264
Certificates of deposit ($250,000 or more)	86,046	93,615	96,431	90,170
Other certificates of deposit	142,178	193,939	213,693	202,373
Total deposits	750,158	711,599	750,934	765,111
Other borrowings	210,103	115,000	65,000	46,000
Other liabilities	16,493	15,448	15,958	16,627
TOTAL LIABILITIES	976,754	842,047	831892	827,738

Stockholders' equity	84,093	83,161	81,978	77,829

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,060,847	$925,208	$913,870	$905,567

Common shares outstanding	8,472	8,472	8,472	8,465

Book value per common share	$9.93	$9.82	$9.68	$9.19

(1) Includes consumer, other loans, securitized loans, and deferred fees

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Return on average common equity	5.57%	7.76%	8.18%	6.66%	8.09%
Return on average assets	0.48%	0.73%	0.73%	0.59%	0.72%
Efficiency ratio	74.33%	71.49%	73.56%	72.91%	74.80%
Net interest margin	3.72%	3.97%	4.07%	3.84%	4.03%

	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
AVERAGE BALANCES	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Average assets	$978,250	$886,418	$864,583	$932,334	$862,146
Average earning assets	949,149	858,064	838,104	903,661	836,533
Average total loans	839,625	787,537	777,828	813,581	773,067
Average deposits	745,644	718,205	726,366	731,925	721,685
Average common equity	83,757	82,815	77,432	83,286	77,059

EQUITY ANALYSIS	June 30, 2020	March 31, 2020	June 30, 2019
Total common equity	$84,093	$83,161	$77,829
Common stock outstanding	8,472	8,472	8,465

Book value per common share	$9.93	$9.82	$9.19

ASSET QUALITY	June 30, 2020	March 31, 2020	June 30, 2019
Nonaccrual loans, net	$2,640	$2,644	$3,016
Nonaccrual loans, net/total loans	0.31%	0.34%	0.38%
Other assets acquired through foreclosure, net	$2,707	$2,707	$1,074

Nonaccrual loans plus other assets acquired through foreclosure, net	$5,347	$5,351	$4,090
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.50%	0.58%	0.45%
Net loan (recoveries)/charge-offs in the quarter	$(79)	$(58)	$(62)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.01%)

Allowance for loan losses	$10,008	$9,167	$8,887
Plus: Reserve for undisbursed loan commitments	91	76	81
Total allowance for credit losses	$10,099	$9,243	$8,968
Allowance for loan losses/total loans held for investment	1.22%	1.23%	1.20%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.34%	1.23%	1.20%
Allowance for loan losses/nonaccrual loans, net	379.09%	346.71%	294.66%

Community West Bank *
Community bank leverage ratio	8.94%	9.21%	N/A
Tier 1 leverage ratio	8.94%	9.21%	8.66%
Tier 1 capital ratio	10.38%	10.42%	9.53%
Total capital ratio	11.63%	11.60%	10.67%

INTEREST SPREAD ANALYSIS	June 30, 2020	March 31, 2020	June 30, 2019
Yield on total loans	5.07%	5.45%	5.62%
Yield on investments	1.88%	2.56%	3.89%
Yield on interest earning deposits	0.29%	1.22%	1.89%
Yield on earning assets	4.57%	5.14%	5.44%

Cost of interest-bearing deposits	1.06%	1.42%	1.70%
Cost of total deposits	0.81%	1.19%	1.43%
Cost of borrowings	1.50%	2.29%	2.64%
Cost of interest-bearing liabilities	1.14%	1.51%	1.76%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com